Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
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AMENDED AND RESTATED SUPPLY AGREEMENT

AMENDED AND RESTATED SUPPLY AGREEMENT dated as of December 3, 2004, by and between DISCOVERY LABORATORIES, INC. (“Seller”) and LABORATORIOS DEL DR. ESTEVE, S.A., a company organized and existing under the laws of Spain (“Buyer”).

WHEREAS, Seller and Buyer are parties to a Amended and Restated Sublicense and Collaboration Agreement (the “Revised Collaboration Agreement”) dated as of the date hereof pursuant to which Buyer and Seller have agreed to collaborate in a product development, commercialization and marketing effort for the Licensed Products (such term and other capitalized terms used and not otherwise defined herein having the meanings assigned to them in the Revised Collaboration Agreement); and

WHEREAS, Buyer hereby agrees to purchase one hundred percent (100%) of its requirements of Licensed Products from Seller, and Seller hereby agrees to supply one hundred percent (100%) of Buyer’s requirements of Licensed Products, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, Seller and Buyer mutually agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Current Good Manufacturing Practices” or “cGMP” shall mean (i) with respect to the United States, the good manufacturing practices required by the FDA and set forth in the Federal Food, Drugs and Cosmetics Act or FDA regulations, policies or guidelines in effect at a particular time for the manufacture, testing and quality control of pharmaceutical materials and (ii) with respect to any other country of the Licensed Territory, the standards for the manufacture and testing of pharmaceutical materials that are imposed by any regulatory authority having jurisdiction.

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“Cost of Goods” means the costs incurred (including, without limitation, costs incurred with respect to Unrelated Third parties) for the Manufacture of Licensed Product (including, for the avoidance of doubt, the Manufacture of any device and related apparatus for administration thereof) for the Licensed Territory, all direct costs, and a reasonable fully-absorbed allocation of indirect and overhead expenses directly attributable to the Manufacture of the Licensed Product for the Licensed Territory. Direct costs shall include, without limitation, raw materials, equipment and labor and costs of plant operations, and plant support services. Indirect and overhead expenses shall include, without limitation, indirect charges incurred by or on behalf of Seller in connection with Manufacturing process improvements, spoilage, waste, storage, manufacturing scale up, Manufacturing site qualification, RA, QA and QC (including testing), supply chain management, capital equipment, customs duties or excise taxes, costs for plant operations and support services (including utilities, maintenance, engineering, designing, redesigning, safety, human resources, finance, and plant management) and similar activities to the extent reasonably allocated to the Licensed Product in the Licensed Territory including depreciation and amortization of capitalized costs of any of the foregoing; provided, that the royalties, if any, payable by Seller to its licensor(s) shall be deemed to not be a component of Cost of Goods. All components of Cost of Goods shall be allocated on a basis consistent with United States GAAP and consistent with the cost accounting policy applied by Seller to other products that it produces and, if it does not Manufacture any other products, consistent with the industry standard. The parties will endeavor in good faith to establish a “standard cost” per unit for purposes of ongoing cost accounting and invoicing purposes, which “standard cost” shall be reviewed and updated periodically as appropriate. The parties shall reconcile the standard cost charges against the standard cost per unit actually paid by Buyer and appropriate credit or payment shall be made to effect such reconciliation as directed by the Steering Committee not less than annually.

“Facility” means an Owned Facility or a Contract Facility (in each case as defined in Section 3.1).

“First Commercial Sale” shall mean the first commercial sale by Buyer, its Affiliates or sublicensees of any Licensed Product following final EMEA or other regulatory approval required to market such Licensed Product commercially in the Licensed Territory for use in humans.

“Licensed Product Purchase Price” shall mean, on a Licensed Product-by-Licensed Product basis, the sum of (i) Cost of Goods together with any markup as set forth in Section 2.2; and (ii) appropriate insurance, freight charges and, where applicable, custom duties.

“Manufacture” or “Manufacturing” shall mean manufacturing, filling, processing, testing, engineering, designing, redesigning, packaging, storing, quality control, quality assurance, releasing, disposing, handling, shipping, and all other activities undertaken or required to be undertaken in order to manufacture and supply Licensed Product in its final packaging (including, without limitation, package inserts and components reasonably necessary for sale of the finished Licensed Product to the ultimate consumer) and related devices and apparatus for administration thereof.

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“Net Sales” shall mean that sum determined by deducting from the gross amount billed for Licensed Products by the Buyer or any of its Affiliates or sublicensees in an arms length transaction to customers, that are Unrelated Third Parties of the Buyer or of any of its sublicensees;

(i)	transportation charges or allowances, including freight pickup allowances, and packaging cost, if any;

(ii)	trade, quantity or cash discounts, services allowances and independent broker’s or agent’s commissions, if any, allowed or paid;

(iii)

credits or allowances for the Licensed Products, if any, given or made on account of price, adjustments, returns, bad debts, off-invoice promotional discounts, rebates, chargebacks, any and all federal, state or local, government rebates or discounts whether in existence now or enacted at any time during the term of this Agreement, volume reimbursements, the gross amount billed and collected for rejected Licensed Products or Licensed Products subject to recall or destruction (voluntarily made or requested or made by an appropriate government agency, sub-division or department); and

(iv)	any tax, excise or other governmental charge upon or measured by the production, sale, transportation, delivery or use of the Licensed Product;

(v)	in each case determined in accordance with generally accepted accounting practices.

“Specifications” shall mean the Licensed Product specifications contained in the registration dossier of the Licensed Product as approved by the EMEA and the other regulatory authorities having jurisdiction in the Licensed Territory, as the same may be amended from time to time in accordance with applicable regulatory procedures.

“Transfer Price” shall mean as defined in Section 2.2.

“Unrelated Third Parties” shall mean Persons other than Buyer and Seller and Affiliates and sublicensees of Buyer and Seller or any other related Persons and shall include hospital formularies and other similar critical and therapeutic care providers who typically purchase and administer products and therapies such as the Licensed Products.

ARTICLE II

PURCHASE AND SALE OF PRODUCTS

Section 2.1.         Purchase and Sale; Delivery; Acceptance or Rejection.

(a)             Seller agrees to sell to Buyer such quantities of Licensed Products, manufactured in conformity with cGMP and meeting the Specifications, as Buyer may order in accordance with the terms and conditions of this Agreement. Subject to the provisions of Section 7.2 hereof, so long as this Agreement shall remain in effect, Buyer agrees, for itself and its Affiliates and sublicensees, to satisfy solely through the purchase of Licensed Products from Seller under this Agreement one hundred percent (100%) of Buyer’s and its Affiliates’ and sublicensees’ requirements for Licensed Products.

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(b)             Purchase orders issued by Buyer to Seller with respect to purchases of Licensed Products shall be subject to, and governed exclusively by, the terms of this Agreement. Buyer agrees not to issue to Seller any purchase order containing terms different from those set forth herein and further agrees that no shipment of Licensed Product by Seller in accordance with a nonconforming purchase order shall be deemed to be acceptance of any terms of such purchase order conflicting with the terms of this Agreement except to the extent such conflicting terms are initialed by Seller with the words “change accepted” written thereon by Seller. Except as aforesaid, this Agreement shall override all other conflicting terms of purchase and/or sale contained in any purchase and/or sale document generated by Seller or Buyer.

(c)             Subject to paragraphs (d) and (e) below, all Licensed Product sold to Buyer hereunder shall be delivered FCA Seller’s Facility or distribution warehouse (Incoterms 2000). Seller shall assist Buyer in arranging transportation in the manner specified by Buyer, in accordance with applicable regulatory requirements, to any destinations specified in writing from time to time by Buyer.

(d)             Buyer shall bear all costs and expenses relating to transportation and delivery to Buyer’s designated distribution sites in the Licensed Territory (including without limitation all freight charges, customs, duties, taxes, insurance premiums and all expenses relating to validation of temperature-controlled shipment conditions), regardless of whether Seller delivers the Licensed Products to Buyer from Seller’s Facility or distribution site/ warehouse whether in Europe or the United States; provided, however, that in the event that Seller transports Licensed Products from its United States Facility and/ or its United States distribution site/ warehouse to a European distribution site/ warehouse or Facility, if any, then delivers such Licensed Products to Buyer’s designated distribution sites in the Licensed Territory, the Steering Committee shall promptly meet to establish in good faith a system whereby Buyer does not bear any such costs in excess of those that would have been incurred if Seller had delivered such Licensed Products directly from its United States Facility or distribution site/ warehouse to Buyer’s designated distribution sites in the Licensed Territory.

(e)             Seller shall maintain a cGMP quality control program, as required by governmental regulations in the Licensed Territory, with respect to the Manufacture of Licensed Products. Seller will perform appropriate testing programs, and provide Buyer with documentation arising from such testing programs, as may be agreed to by the parties or required by any applicable regulatory authority. Finished Licensed Product testing for release in the Licensed Territory or required by the EMEA for Licensed Product received by Buyer shall be performed by Seller at its designated approved testing site and paid for by Seller for Licensed Product shipped to Buyer. Seller shall provide Buyer with each Licensed Product shipment with the corresponding certificate of analysis conducted in a country of the European Union, certifying that each delivery of Licensed Product was produced and tested in compliance with (i) the Specifications, (ii) cGMP requirements and (iii) all applicable regulatory documents. The parties will discuss in good faith the possibility that the quality control for Licensed Product in the European Union (“EU-QC”) shall be conducted by Buyer for an agreed upon fee to be paid by Seller. Should, ultimately, Buyer not be the agreed upon party to conduct EU-QC, Seller shall use its best commercial efforts to provide that certain equipment acquired, as of the date hereof, by Buyer for the purposes of conducting such EU-QC shall be purchased by such agreed upon Unrelated Third Party that shall conduct the EU-QC.

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(f)             Buyer may reject any portion of any shipment of Licensed Product which does not conform with the Specifications. In order to reject a shipment, Buyer must (i) give notice to Seller of Buyer’s intent to reject the shipment within thirty (30) days of receipt together with a detailed written indication of the reasons for such possible rejection, and (ii) as promptly as reasonably possible thereafter, but in any event within an additional thirty (30) days, provide Seller with notice of final rejection and the full basis therefor. After notice of intent to reject is given, Buyer shall cooperate with Seller in determining whether rejection is necessary or justified. If such notices of intent to reject and final rejection are not timely received, Buyer shall be deemed to have accepted such delivery of Licensed Product and to have waived all claims for non-conformity with the Specifications, damage, defect or shortage, other than claims for latent defects not capable of discovery by Buyer upon physical examination. In the event of latent defects not capable of discovery by Buyer upon physical examination, Buyer shall inform Seller within fifteen (15) days of discovering any such defect. Buyer shall be entitled to an offset of the Licensed Product Purchase Price (reduced, however, by any customs or other charges related thereto that are recoverable or avoidable by Buyer) of properly rejected Licensed Products at the time they are ultimately rejected, provided that if Seller disputes the rejection, refund shall be made, if at all, at the time the dispute is finally resolved. Seller shall notify Buyer as promptly as reasonably possible (but in any event no later than thirty (30) days after receipt of Buyer’s final rejection notice) whether it accepts Buyer’s basis for any rejection. In the event Seller disputes Buyer’s rejection, the parties will select a mutually agreeable independent third party laboratory which shall determine whether the rejected Licensed Products meet the applicable Specifications and shall confirm or dissent from Buyer’s rejection of Licensed Products. If the parties are unable to agree on a laboratory firm within thirty (30) days after receipt of Buyer’s final rejection notice, the laboratory shall be appointed by computer generation of a random number, with an even number signifying Seller’s right to designate the laboratory and an odd number designating Buyer’s right to designate the laboratory. If the independent tester confirms Buyer’s rejection, Seller will pay the fees of the tester, and if the tester dissents from Buyer’s rejection, Buyer will pay the fees.

(g)             Whether or not Seller accepts Buyer’s basis for rejection, promptly on receipt of a notice of rejection, Seller shall use its commercially reasonable efforts, at Buyer’s request, to provide replacement Licensed Product, which shall be purchased by Buyer as provided in this Agreement as soon as reasonably practicable.

(h)             Unless Seller requests the return to it of a rejected batch within sixty (60) days of receipt of Buyer’s final notice of rejection, Buyer shall, at Seller’s cost, destroy such batch promptly and provide Seller with certification of such destruction. Buyer shall, upon receipt of Seller’s request for return, promptly dispatch said batch to Seller, at Seller’s cost.

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(i)              No change to the Specifications shall be effective unless the same shall be required or permitted by any regulatory agency having jurisdiction over (i) any country in the Licensed Territory, (ii) Buyer or (iii) the Licensed Products (and if not required, shall be agreed to in writing by Buyer and Seller). Seller shall give Buyer advance notice of any change to the Specifications required by a regulatory agency.

2.2             Transfer Pricing. Buyer shall purchase Licensed Products from Seller at a “Transfer Price” that is determined on a Licensed Product-by-Licensed Product basis and otherwise as follows:

(a)              With respect to Surfaxin® for RDS and/ or BPD, the Transfer Price to be paid by Buyer to Seller will be the sum of the following:

(i)	[***]% of Seller’s Cost of Goods for the subject Licensed Product supplied for the Licensed Territory;

(ii)	Seller’s royalty obligations due with respect to the subject Licensed Product sold by Buyer in the Territory; and,

(iii)	X% of Net Sales of the subject Licensed Product in the Territory (to be determined on a country-by-country basis).

Provided, however, that the Transfer Price determined in accordance with this Section 2.2(a) shall be equal to [***]% of Net Sales of the subject Licensed Product in the Territory (to be determined on a country-by-country basis).

(b)             With respect to the Licensed Product for the treatment of ARDS, the Transfer Price to be paid by Buyer to Seller will be the sum of the following:

(i)	[***]% of Seller’s Cost of Goods for the subject Licensed Product supplied for the Licensed Territory;

(ii)	[***]% of Seller’s royalty obligations due with respect to the subject Licensed Product sold by Buyer in the Territory; and,

(iii)	X% of Net Sales of the subject Licensed Product in the Territory (to be determined on a country-by-country basis).

Provided, however, that the percentage to be determined pursuant to Section 2.2(b)(iii), above, shall be mutually determined in good faith by the parties (X) within 6 months of the date of completion of a Phase 3 clinical trial for the subject Licensed Product (defined as the date when all substantive data shall be available to the parties) and (Y) based upon a methodology that is intended to ensure that both Buyer and Seller achieve reasonable profits with respect to the Licensed Product; provided, however, that in no case shall the Transfer Price be lower than [***]% or higher than [***]% of Net Sales of the subject Licensed Product in the Territory (to be determined on a country-by-country basis).

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(c)             With respect to all other Licensed Products, the Transfer Price (determined on a Licensed Product-by-Licensed Product basis) to be paid by Buyer to Seller will be the sum of the following (provided, however, that this Section 2.2(c) shall specifically exclude any New Products, as such term is defined in Section 2.5 of the Revised Collaboration Agreement):

(i)	[***]% of Seller’s Cost of Goods for the subject Licensed Product supplied for the Licensed Territory;

(ii)	[***]% of Seller’s royalty obligations due with respect to the subject Licensed Product sold by Buyer in the Territory; and,

(iii)	X% of Net Sales of the subject Licensed Product in the Territory (to be determined on a country-by-country basis).

Provided, however, that the percentage to be determined pursuant to Section 2.2(c)(iii), above, shall be mutually determined in good faith by the parties (X) within 6 months of the date of completion of a Phase 3 clinical trial for the subject Licensed Product (defined as the date when all substantive data shall be available to the parties) and (Y) based upon a methodology that is intended to ensure that both Buyer and Seller achieve reasonable profits with respect to the Licensed Product; provided, however, that the parties acknowledge that it is their mutual intent that the target Transfer Price determined pursuant to this Section 2.2(c) shall be [***]% and, further, that in no case shall the Transfer Price be lower than [***]% or higher than [***]% of Net Sales of the subject Licensed Product in the Territory (to be determined on a country-by-country basis).

For the avoidance of doubt, the parties hereby acknowledge and agree that the Transfer Price for each Licensed Product determined in accordance with this Section 2.2 shall be determined by the parties in good faith and shall be based upon a mutually agreeable methodology that is intended to ensure that both Buyer and Seller achieve reasonable profits with respect to sales thereof.

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2.3             Reports, Reconciliation and Audit, Transfer Price Payments.

(a)             Seller shall invoice Buyer on the date of each shipment of Licensed Products delivered by Seller to Buyer, its Affiliates or sublicensees at the Licensed Product Purchase Price. Buyer shall pay Seller’s invoices no later than thirty (30) days following the date of the applicable invoice by electronic funds transfer in immediately available funds to such bank account(s) as Seller shall designate. Notification as to the date and amount of any such electronic funds transfer shall be provided to Seller at least two (2) Business Days prior to such transfer.

(b)             Reports. Buyer, within 30 days after the first day of January, April, July, and October of each contract year, shall deliver to Seller a true and accurate report giving such particulars on a monthly basis of each of the Licensed Products: (i) shipped and invoiced by Seller to Buyer; (ii) invoiced by Buyer and its Affiliates and sublicensees to Unrelated Third Parties; (iii) the gross sales of such Licensed Products (disclosing the quantity of each of the Licensed Products) and the calculation of Net Sales thereon; (iv) the calculation, in accordance with Section 2.2 of this Agreement, of the Transfer Prices thereon, in each case during the preceding 3 months under this Agreement (each a “Contract Quarter”) as are pertinent to perform an accounting of amounts due under this Agreement and (v) the difference between the Transfer Price and the Licensed Product Purchase Price invoiced by Seller in the Contract Quarter (the “Balance”). The reports referred to herein (each a “Report”) shall be separately delineated not only with respect to the Licensed Products but also with respect to the different countries of the Licensed Territory and shall be in a standard format agreed by Buyer and Seller prior to the first Report delivery. Transfer Price amounts owed by Buyer to Seller shall be calculated on a product-by-product and country-by-country basis taking into account, in each instance, the average of the Euro/ U.S. Dollar exchange rate for the first and last business day of each month of the Contract Quarter as quoted in the New York version of the Wall Street Journal.

(c)             Balance Payments. Balance amounts owed by Buyer to Seller under this Section 2.3 shall be paid in U.S. Dollars and shall be free of all withholdings of any nature whatsoever (including, without limitation, withholding taxes, monetary transfer fees, or similar taxes and charges), and in the event any withholding is required, Buyer shall pay the same together with such additional amount as is required so that each such payment shall be, under any circumstances and in any event, in the amount as set forth or referred to herein. Balance amounts shall be payable within five (5) Business Days of receipt by Buyer of the relevant invoice issued by Seller that shall be in accordance with the applicable Report (as set forth in Section 2.3(b)) by electronic funds transfer in immediately available funds to such bank account(s) as Seller shall designate. Notification as to the date and amount of any such electronic funds transfer shall be provided to Seller at least two (2) Business Days prior to such transfer.

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(d)    Reconciliation and Audit.

(i)

Reconciliation. Within 15 days of Seller’s receipt of a Report provided by Buyer to Seller in accordance with Section 2.3(b), Seller shall inform Buyer in writing of Seller’s assent or non-assent with respect to the calculations contained therein. In the event that Seller does not agree with such calculations, it shall notify Buyer of the reasons therefor and the parties hereby agree to promptly discuss and reconcile any material differences in the calculation of Transfer Price amounts owed by Buyer to Seller and make appropriate adjustment with respect thereto.

(ii)

Audit. Each party shall keep such records as are necessary to determine accurately the sums due under this Agreement. Such records shall be retained by the party (in such capacity, the “Recording Party”) and, at any time during the applicable contract year and for 3 contract years thereafter, at the prior written request and expense of the other party, shall be made available for inspection, review, and audit during normal business hours, by an internationally recognized independent certified public accounting firm appointed by such other party and reasonably acceptable to the Recording Party for the sole purpose of verifying the Recording Party’s accounting reports and payments made or to be made pursuant to this Agreement; provided, however, that such audits may not be performed by either party more than once per contract year.  The results of each inspection, if any, shall be binding on both parties except in the event of fraud. The auditing party shall pay for such inspections, except that in the event where the adjustment shown by such inspection is greater than 10% of the amount incurred, then the Recording Party shall pay for such inspection.

ARTICLE III

PRODUCTION OF PRODUCTS

Section 3.1.             Manufacturing of Licensed Products.

(a)             Until such time, if any, as a Seller-owned manufacturing facility (an “Owned Facility”) is qualified for the manufacture of Licensed Products sold to Buyer hereunder, Seller shall manufacture or have manufactured the Licensed Products sold to Buyer hereunder at a contract manufacturing facility (a “Contract Facility”) selected by Seller and reasonably acceptable to Buyer. The parties hereby acknowledge and agree that it is the intent of the Seller that as soon as it may be practicable Seller shall maintain at least one alternate production site for Licensed Products sold to Buyer hereunder, which alternate production site, if a Contract Facility, shall also be selected by Seller and reasonably acceptable to Buyer. Seller may also satisfy its obligation for an alternate manufacturing facility through a sublicensing arrangement complying with Section 3.2.

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(b)             Seller shall be responsible for obtaining and maintaining all necessary licenses, registrations, authorizations and approvals (other than such licenses, registrations, authorizations and approvals that are required to be obtained or made by an owner or operator of a Contract Facility) which are necessary to manufacture, handle, store, label, package, transport and ship Licensed Products under cGMP conditions and in accordance with other regulatory requirements.

(c)             Seller shall provide Buyer with copies of any correspondence sent from Seller to governmental entities relating to the manufacturing, handling, storage, labeling, packaging, transportation or shipment of Licensed Products at the time such correspondence is sent by Seller, purged of Seller proprietary and/or confidential information and trade secrets. Seller shall provide Buyer with copies of any comments, responses, notices or other correspondence received by Seller from any governmental entity relating to the foregoing matters within five (5) Business Days of receipt of such correspondence by Seller, purged of any Seller proprietary information and/or trade secrets.

(d)             Seller shall furnish to Buyer (i) a summary of any report or correspondence issued by a governmental entity (or a third party authorized by a governmental entity) in connection with a visit or inquiry relating to any Owned Facility or, to the extent Seller is provided with such information, any Contract Facility, including but not limited to, any FDA Form 483 or warning letter and (ii) not later than ten (10) Business Days after the time Seller provides such to a governmental entity, summaries of any and all proposed responses or explanations relating thereto, in each case purged of trade secrets or other confidential or proprietary information of Seller. After the filing of a response with the appropriate governmental entity, Seller will notify Buyer of any further oral and/or written contacts with a governmental entity (or a third party authorized by a governmental entity) relating to the manufacturing, handling, storage, labeling, packaging, transportation or shipment of Licensed Products.

(e)             If requested in writing by Buyer, Seller shall permit Buyer to inspect, once per year, during normal business hours, Seller’s Facilities and manufacturing records to the extent Buyer deems it reasonably necessary to enable Buyer to verify compliance with any statutory or regulatory requirements to which Buyer is subject and which are applicable to the manufacture and/or packaging of Licensed Products. Notwithstanding the foregoing, Buyer shall have the right to inspect Seller’s Facilities and manufacturing records at any time, in the event that there is a quality or regulatory problem with any Licensed Product. If, as a result of any such inspection, Buyer reasonably and in good faith concludes that Seller is not in compliance with any regulatory obligations or requirements applicable to Buyer, Buyer shall so notify Seller in writing, specifying such areas of noncompliance in reasonable detail and Seller shall remedy the problems identified.

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(f)             Seller agrees to use all reasonable efforts to promptly rectify or resolve any deficiencies noted by a governmental entity (or third party authorized by a governmental entity) in a report or correspondence issued to Seller with respect to an Owned Facility or a Contract Facility.

Section 3.2.             Subcontracting. It is understood and agreed that Seller shall have the right in connection with its performance hereunder to contract with such third parties as Seller deems advisable to manufacture Licensed Products, provided that (i) manufacture and/or quality control by any such third party has been authorized by the competent regulatory authorities in the Licensed Territory, (ii) Seller shall provide Buyer with not less than fifteen (15) Business Days’ advance notice of its intent to contract with any third party and shall identify such third party to Buyer, (iii) Buyer may audit Seller’s contractor’s qualifications and (iv) Seller shall remain fully liable for its performance hereunder to the same extent as if such contractor had not been engaged.

Section 3.3.             Exclusivity. On a country-by country basis, for so long as the Revised Collaboration Agreement remains in effect with respect to any such country in the Licensed Territory, until such time as Buyer has a fully paid-up license in such country in accordance with the terms of the Revised Collaboration Agreement, Seller shall supply Licensed Products only to Buyer intended for distribution within such country.

Section 3.4.             Allocation of Supplied Licensed Products. In the event of shortage or inability to timely supply the required Licensed Product, Seller undertakes and agrees that the amounts of Licensed Products available shall be allocated on an equitable basis according to forecasts received and that Buyer shall not be treated less favorably than Seller, its Affiliates and other distributors and/or sublicensees.

ARTICLE IV

QUANTITY FORECASTS; ORDERS

Section 4.1.             Forecasts. (a) In order to assist Seller in planning its production, commencing sixty (60) days prior to the calendar month in which the First Commercial Sale of Licensed Products takes place in any country in the Licensed Territory, Buyer shall provide Seller with a twelve (12) month rolling forecast of the quantities of such Licensed Product required by Buyer, by month, for the following twelve (12) months. The first three (3) months of such projections shall constitute a binding commitment to order the quantity of such Licensed Product forecast for such period, provided that with respect to the first twelve (12) months following such First Commercial Sale of Licensed Products in any country in the Licensed Territory, only the first month’s forecast with respect to such country shall be binding provided that the portion of such forecast relating to such country is separately stated and is so indicated. Projections for months four (4) through twelve (12) (or, as provided above with respect to product launches in the Licensed Territory, months two (2) through twelve (12)) shall be made in good faith and shall constitute Buyer’s best estimates of future orders, but shall not be binding on Buyer. Updated twelve (12) month forecasts will be provided at the beginning of each succeeding calendar month for the twelve (12) month period commencing sixty (60) days thereafter. Buyer’s forecast shall also describe anticipated regulatory modifications to any English language version of Licensed Product labeling proposed by Seller. Seller shall, no later than fifteen (15) Business Days after receipt of each such forecast, notify Buyer in writing of any prospective problems of which Seller is aware of that might prevent Seller from meeting Buyer’s forecast order quantities or estimated delivery dates.

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COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(b)             Notwithstanding Buyer’s obligation to provide forecasts as set forth in Section 4.1(a), Buyer hereby agrees that it shall provide Seller with its firm purchase orders for Licensed Product in accordance with the lead-times and batch size increments to be specified by Seller in writing as soon as reasonably practicable but in any event before Buyer places its first order for Licensed Products, such lead-times and batch sizes to be applicable during the term of this Agreement unless otherwise agreed in writing by the parties; provided, however, that Buyer shall have the right, up to the date of manufacture, to issue binding change orders to increase or decrease such purchase orders with the consent of Seller, which shall not be unreasonably withheld so long as Buyer agrees to compensate Seller for any damages suffered by Seller as a consequence of such change order (including damages attributable to loss of allocable overhead recoupment, but excluding loss of profit), provided that Seller shall advise Buyer before carrying out any change order of Seller’s estimated increased cost of doing so. Buyer agrees to accept partial shipments of Licensed Products should, for any reason, it become necessary to ship in advance of order completion, provided that Seller shall (i) give advance written notice to Buyer of such shipment and (ii) bear any additional cost to Buyer of receiving Licensed Products in partial shipments. Seller shall make all commercially reasonable efforts to comply with any revisions to purchase order requirements consistent with the provisions of Section 4.1(a) and this Section 4.1(b). Seller, within ten (10) Business Days after the date that a purchase order is issued to it, shall acknowledge receipt of Buyer’s order and confirm in writing that the order can be supplied. For purposes hereof, a purchase order will be deemed issued on the earlier of (i) the date that Seller receives the purchase order via mail and (ii) the date of receipt of the telecopied purchase order.

Section 4.2.             Purchase Order Contents. (a) Each purchase order shall specify the quantity, concentration and container size of Licensed Product ordered within the Specifications, and the required delivery schedule. Seller shall use reasonable commercial efforts to deliver each shipment of Licensed Product within five (5) days of the delivery dates specified in the delivery schedule set forth in Buyer’s purchase order relating thereto (provided that in no event shall any such delivery dates be less than the lead time established pursuant to Section 4.1(b), unless otherwise consented to by Seller) using carriers mutually agreeable to Buyer and Seller. Seller shall use commercially reasonable efforts to accommodate “Rush” orders from Buyer.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(b)             When all appropriate validation and quality control release criteria for a particular shipment of Licensed Product have been met (the “Release Date”), Seller shall notify Buyer in writing of the expected delivery dates (including details of destination, date and time) to enable delivery and receipt to be coordinated. Title and risk of loss to Licensed Products shall pass to Buyer upon delivery of Licensed Products by Seller to the carrier.

Section 4.3.             Packaging. (a) Licensed Products shall be delivered to Buyer as finished goods in final packaged and labeled form, quality controlled in accordance with Section 2.1(e) and ready for resale to the ultimate customer and in accordance with the packaging requirements set forth in the Marketing Regulatory Approvals.

(b)             Buyer shall distribute all Licensed Products as packaged by Seller in accordance with Section 4.3(a). In no event shall any Licensed Products be repackaged or reconfigured by Buyer without Seller’s prior written consent.

Section 4.4.             Labeling. With respect to each country in the Licensed Territory, prior to distribution of a Licensed Product, Buyer shall provide Seller with evidence of the regulatory approval of labeling specifications for such Licensed Product in such country and any variations required by the applicable regulatory agency. All such materials shall be provided to Seller together with a proper English translation. Seller shall distribute Licensed Products bearing only labeling supplied or approved by Buyer and in accordance with such regulatory requirements.

ARTICLE V

CERTAIN OBLIGATIONS OF BUYER

Buyer agrees to ascertain and comply with all applicable laws and regulations and standards of industry or professional conduct in connection with the use, distribution or promotion of the Licensed Products, including without limitation, those applicable to product claims, labeling, approvals, registrations and notifications, and also to obtain Seller’s prior written consent to all claims, labels, instructions, packaging or the like, which consent shall not be unreasonably withheld.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

ARTICLE VI

REGULATORY MATTERS

Section 6.1.              Information Regarding Regulatory Approvals. Seller shall promptly advise Buyer in matters pertaining to U.S. regulatory requirements relating to Seller’s activities hereunder. Seller shall also provide to Buyer reasonable advance notice of any regulatory submission containing information or data provided by Buyer to Seller which Seller intends to disclose to regulatory agencies under this Agreement.

Section 6.2.              Quality Control Program; Additional Testing Programs. Seller shall maintain a quality control program consistent with cGMP, as required by the FDA and/or any other governmental entity in the Licensed Territory, with respect to Seller’s manufacture of Licensed Products hereunder. In addition, Seller will perform such additional testing programs, and provide Buyer with documentation arising from such testing programs, as may be agreed to by Buyer and Seller or required by any applicable regulatory authority.

Section 6.3.              Retention of Samples. Seller shall retain as samples such quantities of Licensed Products from each batch of Licensed Product as Buyer shall reasonably request. Retained samples shall be maintained in a suitable storage facility for one (1) year past the product’s expiration date. All such samples shall be available for inspection and testing by Buyer at reasonable times and upon reasonable notice.

Section 6.4.             Recalls. Buyer shall notify Seller promptly if any Licensed Product is the subject of a recall, market withdrawal or correction within the Licensed Territory (a “Recall”), and Buyer and/or its designee shall have sole responsibility for the handling and disposition of such Recall. Buyer and/or its designee shall bear the costs of all Recalls of Licensed Products except to the extent that such Recall shall have been the result of Seller’s breach of any of the warranties set forth in this Agreement and/or the Revised Collaboration Agreement, in which case Seller will promptly reimburse Buyer to such extent for actual, direct costs sustained as a result of the Recall. In the event that Seller disputes Buyer’s determination that the fault is due to Seller and/or to its agent, the parties will select a mutually agreeable outside consulting firm which will be instructed to review the applicable information and data and to confirm or dissent from Buyer’s determination. If the consulting firm confirms Buyer’s determination, Seller will pay the fees of such consulting firm. Buyer and/or its designee shall maintain records of all sales of Licensed Products and customers sufficient to adequately administer a Recall, market withdrawal or correction for a period of three (3) years after termination or expiration of this Agreement. Except as required by law, Buyer and/or its designee shall serve as the sole point of contact with the applicable governmental entity concerning any Recall within the Licensed Territory with respect to Licensed Products and Seller shall serve as the sole point of contact with the FDA with respect to any Recall. In the event that Seller is required to communicate with the FDA with respect to Recall of Licensed Products, Seller shall within one (1) Business Day notify Buyer of such communication.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
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ARTICLE VII

TERMINATION; RIGHTS AND OBLIGATIONS UPON

TERMINATION

Section 7.1.             Term.             This Agreement shall commence on the date hereof and shall continue in effect with respect to each Licensed Product in each country in the Licensed Territory, unless the parties mutually agree to extend such term, for so long as the Revised Collaboration Agreement remains in effect with respect to such Licensed Product in such country(ies).

Section 7.2.             Termination for Default. If either party materially defaults in the performance of any material agreement, condition or covenant of this Agreement and such default or noncompliance shall not have been remedied, or steps initiated to remedy the same to the other party’s reasonable satisfaction, within ninety (90) days (or thirty (30) days in the case of non-payment) after receipt by the defaulting party of a notice thereof from the other party, the party not in default may terminate this Agreement. A material breach or default of this Agreement shall be considered as a material breach or default under the Revised Collaboration Agreement, and Section 8.2 of the Revised Collaboration Agreement shall apply.

Section 7.3             Rights and Obligations on Expiration or Termination. Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this Agreement: Sections 6.3 and 6.4 and Articles I and VIII through X. Any rights of Seller to payments accrued through termination as well as obligations of the parties under firm orders for purchase and delivery of Licensed Products at the time of such termination shall remain in effect, except that in the case of termination under Section 7.2, the terminating party may elect whether obligations under firm orders will remain in effect and except that Seller will have no obligation with respect to delivery dates more than three (3) months after termination.

ARTICLE VIII

WARRANTIES; REPLACEMENT OF PRODUCTS; INSURANCE

Section 8.1.             Warranties. Seller warrants to Buyer for itself and on behalf of its subcontractors and agents who assume any of Seller’s obligations hereunder that (i) when shipped to Buyer by Seller, the Licensed Products will conform to the Specifications, as then in effect, and will not be (A) adulterated or misbranded within the meaning of the Food, Drugs & Cosmetic Act or (B) be an article which may not, under the provisions of the Food, Drugs & Cosmetic Act, be introduced into interstate commerce, and (ii) any Facility used by Seller will remain in compliance with cGMP at all times during the term of this Agreement and (iii) Seller shall obtain and maintain all necessary permits, registrations and licenses necessary to carry out its obligations pursuant to this Agreement. The foregoing warranties are the only warranties made by Seller with respect to the Licensed Products delivered hereunder, and may only be modified or amended by a written instrument signed by a duly authorized officer of Seller and duly authorized officer of Buyer. THE EXPRESS WARRANTIES CONTAINED IN THIS ARTICLE 8 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR USE.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
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Section 8.2.             Replacement of Licensed Products. Any Licensed Products delivered to Buyer by Seller which do not conform to the Specifications and are properly rejected as set forth in Article 2, or which are otherwise not in compliance with the warranties made in Section 8.1, shall be replaced, or Buyer’s account may be credited, at Buyer’s election. The remedy of replacement or credit shall not be available if and to the extent that such nonconformance was caused by Buyer’s misuse, unauthorized modification, neglect, improper testing or improper storage, including without limitation storage at inappropriate temperatures, transportation, use beyond any dating provided, by accident, fire or other hazard. THE EXPRESS OBLIGATIONS STATED IN THIS SECTION 8.2 AND IN SECTIONS 2.1 AND 8.3 ARE IN LIEU OF ALL OTHER LIABILITIES OR OBLIGATIONS OF SELLER FOR DAMAGES, INCLUDING BUT NOT LIMITED TO DIRECT OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE PRODUCTS.

Section 8.3.             Insurance. Buyer and Seller shall maintain during the term of this Agreement products liability insurance policies, covering their respective obligations under this Agreement, issued by reputable insurance companies under ordinary terms and conditions in the pharmaceutical industry and will prove the existence thereof to the other party if so requested.

ARTICLE IX

MISCELLANEOUS

Section 9.1.             Entire Agreement This Agreement constitutes the entire agreement and understanding between the parties as to the subject matter hereof. All prior negotiations, representations, agreements, contracts, offers and earlier understandings of whatsoever kind, whether written or oral between Seller and Buyer in respect of the subject matter of this Agreement, are superseded by, merged into, extinguished by and completely expressed by this Agreement (including, without limitation, the Supply Agreement dated March 6, 2002, and the Supply Agreement dated October 26, 1999, in each case between Buyer and Seller). No aspect, part or wording of this Agreement may be modified except by mutual agreement between the Seller and Buyer taking the form of an instrument in writing signed and dated by duly authorized representatives of both Seller and Buyer. The representation and warranties made by Licensor (i.e. Seller) and Licensee (i.e. Buyer) in the Revised Collaboration Agreement are incorporated herein by reference, provided that no breach of such representations and warranties shall be the basis for the termination of this Agreement unless the Revised Collaboration Agreement is terminated simultaneously.

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Section 9.2.             Notices Any notice or communication or permitted to be given by this Agreement shall be given by post-paid, first class, registered or certified mail or reputable courier service addressed to:

In the case of Seller:	Discovery Laboratories, Inc.
2600 Kelly Drive
Warrington, Pennsylvania 18976
Attention: David L. Lopez, Esq., CPA
Senior Vice President and General
Counsel

With a copy to:	Dickstein Shapiro Morin & Oshinsky, LLP
1177 Avenue of the Americas,
New York, NY 10036-2714
Attn: Ira L. Kotel, Esq.
Facsimile: (212) 997-9880

In the case of Buyer:	Laboratorios del Dr. Esteve, S.A.
Av. Mare de Déu de Montserrat, 221
08041 Barcelona (Spain)
Attention: Development Director
Facsimile: (34) 93 433 00 72

With a copy to:	JAUSAS
Av. Diagonal 407 bis, 10th Floor
08008 Barcelona (Spain)
Attention: Hector Jausas
Facsimile: (34) 93 415 20 51

Such addresses may be altered by notice so given. If no time limit is specified for a notice required or permitted to be given by this Agreement, the time limit therefor shall be ten (10) Business Days, not including the day of mailing. Notice shall be considered made as of the date of deposit with the appropriate Post Office or courier service.

Section 9.3.             Governing Law. This Agreement and its effect are subject and shall be construed and enforced in accordance with the laws of the State of New York, United States (without giving effect to the principles of conflict of laws), except as to any issue which depends upon the validity, scope or enforceability of any patent within the Patent Rights, which issue shall be determined in accordance with the applicable patent laws of the country of such patent.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
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Section 9.4.             Representations regarding Authorization; Organization; Corporate Action; No Conflicts. Each party hereto severally represents and warrants that it is a duly organized and validly existing corporation and/or partnership under the laws of its jurisdiction of incorporation, and has taken all required corporate action to authorize the execution, delivery and performance of this Agreement and the Revised Collaboration Agreement and perform all of its obligations hereunder and thereunder; the execution and delivery of this Agreement and the Revised Collaboration Agreement and the consummation of the transactions contemplated herein and therein do not violate, conflict with, or constitute a default under its charter or similar organization document, its by-laws or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and upon execution and delivery, this Agreement and the Revised Collaboration Agreement will constitute the legal, valid and binding obligation of it. The persons signing on behalf of each of the parties hereby warrant and represent that they have the authority to execute this Agreement and the Revised Collaboration Agreement on behalf of the party for whom they have signed.

Section 9.5.             Registration. Buyer shall take all reasonable and necessary steps to register this Agreement in any country where such is required to permit the transfer of funds and/or payment of amounts due to Seller hereunder or is otherwise required by the government or law of such country to effectuate or carry out this Agreement. Notwithstanding anything contained herein but subject to Section 9.4 hereof, Buyer shall not be relieved of any of its obligations under this Agreement by any failure to register this Agreement in any country, and, specifically, Buyer shall not be relieved of its obligation to make any payment due to Seller hereunder at Seller’s address specified in Section 9.2 hereof, where such payment is blocked due to any failure to register this Agreement.

Section 9.6.             Headings. As used in this Agreement, singular includes the plural and plural includes the singular, wherever so required by the context. The headings appearing at the beginning of the numbered Articles and Sections hereof have been inserted for convenience only and do not constitute a part of this Agreement.

Section 9.7.             Agency. Nothing herein shall be deemed to create an agency, joint venture or partnership between the parties hereto.

Section 9.8             Dispute Resolution. (a) Internal Review. In the event that a dispute, difference, claim, action, demand, request, investigation, controversy, threat, discovery request or request for testimony or information or other question arises pertaining to any matters which arise under, out of, in connection with, or in relation to this Agreement (a “Dispute”) and either party so requests in writing, prior to the initiation of any formal legal action, the Dispute will be submitted to the Steering Committee, which will use its good faith efforts to resolve the Dispute within ten (10) Business Days. If the Steering Committee is unable to resolve the Dispute in such period, the Steering Committee will refer the Dispute to the Chief Executive Officers (or equivalent position) of Buyer and Seller. For all Disputes referred to the Chief Executive Officers (or equivalent position), the Chief Executive Officers (or equivalent position) shall use their good faith efforts to meet in person and to resolve the Dispute within ten (10) Business Days after such referral.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
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(b) Arbitration. If, pursuant to Section 9.8(a), within such ten (10) Business Days or such other period as may be agreed upon between the parties, the dispute remains unresolved, it shall be settled on application by either party by arbitration conducted in the English language, in Stockholm (Sweden) in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The parties expressly agree to abide the award rendered. This provision shall not prevent either party from addressing any competent court or tribunal in order to seek interim measures.

(c) Costs. The parties shall bear their own costs in preparing for and participating in the resolution of any Dispute, and the costs of mediator(s) and arbitrator(s) shall be equally divided between the parties.

Section 9.9.              Force Majeure. Notwithstanding any other provisions of this Agreement, neither of the parties hereto shall be liable in damages for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including but not limited to acts of God, governmental restrictions, wars, or insurrections, strikes, floods, work stoppages and/or lack of materials; provided, however, that the party suffering such delay or default shall notify the other party in writing of the reasons for the delay or default. If such reasons for delay or default continuous exist for six (6) months, this Agreement may be terminated by either party.

Section 9.10.             Assignment. Except as otherwise set forth in Sections 2.1 and 2.3 of the Revised Collaboration Agreement with respect to Buyer’s right to grant sublicenses and appoint co-marketers and/or co-promoters, neither party hereto may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a party may make such an assignment without the other party’s consent to Affiliates or to a successor to substantially all of the business of such party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning party. Any assignment or attempted assignment by either party in violation of the terms of this Section 9.10 shall be null and void and of no legal effect.

Section 9.11.             Successors and Assigns. Subject to Section 9.10, this Agreement shall be binding upon and inure to the benefit of the permitted successors or permitted assigns of Seller and Buyer respectively.

Section 9.12.             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
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ARTICLE X

BASIS OF BARGAIN

EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL, BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

DISCOVERY LABORATORIES, INC.

By:	/s/ Robert J. Capetola

Name: Robert J. Capetola, Ph.D. Title: President and Chief Executive Officer

LABORATORIOS DEL DR. ESTEVE, S.A.

By:	/s/ Antonio Esteve

Name: Title: